Exhibit 10.77

FOURTH AMENDMENT TO LICENSE AGREEMENT

                This Fourth Amendment to License Agreement (“Fourth Amendment”) is effective as of the 19th day of April, 2004 (the “Effective Date”), by and among Gilead Sciences, Inc. (formerly Triangle Pharmaceuticals, Inc.), a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA 94404 (“COMPANY”) and Emory University, a not-for-profit Georgia corporation with offices at 1380 South Oxford Road, N.E., Atlanta, Georgia 30322 (“LICENSOR”), and amends certain terms of that certain License Agreement, dated April 17, 1996, between LICENSOR and COMPANY, as amended by the First Amendment to License Agreement, dated May 6, 1999 (“First Amendment”) and as further amended by the Second Amendment to License Agreement dated July 10, 2000 (“Second Amendment”) and as further amended by the Third Amendment to the License Agreement dated May 31, 2002 (such License Agreement as amended by the First, Second and Third Amendments is referred to herein as the “Agreement”).

WHEREAS LICENSOR and COMPANY wish to clarify a fair and equitable formula for Net Selling Price of Licensed Products which contain as their active ingredients both Licensed Compounds and compounds other than Licensed Compounds;

WHEREAS LICENSOR and COMPANY wish to clarify definitions related to an expanded access program such as COMPANY’S Global Access Program;

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, COMPANY and LICENSOR hereby agree as follows:

1.                                       Definitions.

1.1.                              Use of Existing Definitions.  All terms used in this Fourth Amendment and not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

1.2.                              Amendment of Definitions.  The Agreement is hereby amended to provide that:

1.2.1.                     Sections 1.20 and 1.21 and 1.25 are deleted in their entirety and replaced with the following:

“1.20       “Net Selling Price” of a product (including a Licensed Product) shall mean, with respect to a particular fiscal quarter, the gross invoice price (i.e. the total invoiced price therefore prior to any deductions made pursuant to clauses (i) through (iv)) paid by a purchaser of such product (including Distributors), to COMPANY, an Affiliate or sublicensee of COMPANY and their sublicensees or any other party authorized by COMPANY to sell that product (which shall not include Distributors) (collectively the “Sellers”), plus, if applicable, the value of all properties and services received in consideration of a Sale of such product, less only:

(i)                                     discounts, including cash and quantity discounts, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, purchasers and reimbursers or to trade customers;

(ii)                                  credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Products, including recalls;

(iii)                               freight, postage, shipping, transportation and insurance charges actually allowed or paid for delivery of Licensed Products to the extent billed; and

(iv)                              taxes (other than income taxes), duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Licensed Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing, when included in the billing, as adjusted for rebates and refunds.

(a)           Notwithstanding the foregoing in this Section 1.20, amounts received by COMPANY, its Affiliates or sublicensees for the sale of Licensed Products among COMPANY, its Affiliates and sublicensees for resale shall not be included in the computation of Net Selling Price hereunder.

(b)           For purposes of this Section 1.20, “Distributor” shall mean any third party (i) to which a Seller has granted (at any time during the term) a right to sell or distribute a Licensed Product, (ii) that sells Licensed Products to hospitals and/or pharmacies for their sale to or use with patients (rather than to other third parties for resale to hospitals and/or pharmacies for their sale to or use with patients), and (iii) that does not make payments to COMPANY or such COMPANY Affiliate that are calculated on the basis of a percentage of, or profit share on, such third party’s sales of Licensed Products.  For purposes of calculating Net Selling Price, no Distributor shall be deemed to be a sublicensee of COMPANY or its Affiliates.  Net Selling Price for the quantities of License Product sold by Distributors shall be calculated based on the amount invoiced the Distributors by COMPANY and/or its Affiliates and/or sublicensees of Affiliates and COMPANY rather than by the Distributors to their customers.

(c)           Where Licensed Product is sold in the form of a combination product containing one or more active ingredients in addition to a Licensed Compound (“Combination Product”), Net Selling Price for such

Combination Product for purposes of determining royalties payable under this Agreement will be calculated by multiplying the actual Net Selling Price of such Combination Product by the fraction A/(A+B) where A is the Net Selling Price for the stock keeping unit most comparable in formulation and dosing to that used for the Combination Product of the Licensed Product containing the relevant Licensed Compound as the sole active ingredient, if sold separately, in such country during the relevant fiscal quarter, and B is the Net Selling Price for the stock keeping unit, most comparable in formulation and dosing to that used for the Combination Product, of any other active ingredient, if sold separately, in such country during the relevant fiscal quarter.  For clarity, if there are three or more active ingredients (including the Licensed Compound), additional B terms calculated in the same manner, shall be included in the denominator so that such fraction shall be A/(A+B1+ B2+…).  If, on a country-by-country basis, one or more of the other active ingredients in the Combination Product are not sold separately in said country, Net Selling Price for the purpose of determining royalties payable under this Agreement for the Combination Product shall be calculated by multiplying the actual Net Selling Price of such Combination Product Combination Product of the Licensed Product containing the relevant Licensed Compound as the sole active ingredient, if sold separately, in such country during the relevant fiscal quarter and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter.  If, on a country-by-country basis, the Licensed Product containing a Licensed Compound as the sole active ingredient is not sold separately in said country during the relevant fiscal quarter but one or more of the other active ingredients in the Combination Product are sold separately in said country during the relevant fiscal quarter, the Net Selling Price for the Combination Product shall be calculated by multiplying the actual Net Selling Price of such Combination Product by the fraction (1-(D/C)) where D is the Net Selling Price for the stock keeping unit most comparable in formulation and dosing to that used for the Combination Product of the product containing the other active ingredient as the sole active ingredient and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter.  If, on a country-by-country basis, the Licensed Product containing a Licensed Compound as the sole active ingredient is not sold separately and one or more of the other active ingredients in the Combination Product are not sold separately in such country during the relevant fiscal quarter Net Selling Price for the purposes of determining royalties of the Combination Product shall be deemed to be the Net Selling Price of such Combination Product multiplied by a fraction, the numerator of which is the number of Licensed Compounds in such Combination Product and the denominator of which is the number of all active ingredients in such Combination Product.”

“1.21       Intentionally left blank.”

“1.25       “Sale” or “Sold” shall mean the sale, transfer, exchange or other disposition of Licensed Products whether by gift or otherwise, subsequent to Registration in a given country (if such Registration is required) by  a Seller to make such sale, transfer, exchange or disposition, to any party that is not a Seller.  Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchase; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; or (d) if otherwise transferred, exchanged or disposed of, whether by gift or otherwise, when such transfer, exchange, gift or other disposition occurs. Notwithstanding the foregoing definition of Sale, to the extent COMPANY distributes any Licensed Product under a Treatment IND or through an expanded access program or the Global Access Program, only to the extent that the actual Net Selling Price exceeds Fully Absorbed Costs therefor will such distribution be considered a Sale. If the actual Net Selling Price exceeds the Fully Absorbed Costs, the distribution shall be deemed to be a Sale with a deemed Net Selling Price (prior to any application of Section 1.20(c)) for purposes of Section 3.4 of the difference between the actual Net Selling Price and the Fully Absorbed Cost therefor.”

1.2.2                        New Sections 1.29 and 1.30 are hereby added.

“1.29:  “Global Access Program” shall mean a program through which COMPANY provides Licensed Products to government agencies, not-for-profit non-governmental organizations, physicians, pharmacies or patients in identified countries at reduced costs. The countries are identified on Exhibit C hereto, which Exhibit may be amended from time to time by the Parties.”

“1.30:  “Fully Absorbed Costs” shall mean an amount equal to COMPANY’s costs directly allocated to the production of Licensed Products distributed under a Treatment IND or through an expanded access program or the Global Access Program, consisting of: (i) direct labor, including all resources utilized in support of COMPANY’s manufacturing operations; (ii) materials; (iii) a reasonable allocation of overhead, facilities expense (including depreciation over the expected life of the buildings and equipment), and administrative costs directly in support of COMPANY’s manufacturing operations and such Treatment IND distribution program, expanded access program or the Global Access Program, if applicable, calculated by COMPANY in accordance with reasonable cost accounting methods consistent with the way COMPANY allocates such costs to other products; and (iv) third-party costs.”

2.                                       Amendment of Other Provisions of the Agreement.  The provisions of the Agreement, other than definitions, are hereby amended as follows:

2.1.                              Section 3.5(d) is deleted in its entirety and replaced with the following:

“(d)         Commencing upon FDA Registration for a Licensed Product and ending upon expiration of the second calendar year following the year in which such FDA Registration is granted, COMPANY may credit solely against running royalties (paid pursuant to Section 3.4), all reasonable costs incurred by COMPANY after the date hereof (including any reimbursements to LICENSOR pursuant to Section 7.1 for inter partes Patent Prosecution Activities, as defined therein) in connection with any litigation, interference, opposition or other inter partes action pertaining to the validity, enforceability, allowability or subsistence of the Licensed Patents or whether COMPANY’s practice of the Licensed Patents infringes a third party patent.  Until the end of such second calendar year, the amount of such credits shall not exceed in any year one-half (½) of the royalty payments due hereunder in such year.  Commencing upon the third calendar year following the year in which such FDA registration is granted, such credits shall not exceed in any year one-half (½ ) of the Annual Minimum payments due in such year.  Such costs shall not be credited against any other payments due to LICENSOR under this Agreement.”

2.2.                              In Section 4.2 (Right to Audit), first sentence, insert “including records reasonably necessary to verify of the accuracy of Net Selling Prices and Fully Absorbed Costs, “ prior to “required to be furnished by COMPANY pursuant to Section 4.1 of the Agreement”.

3.             General Terms.

3.1                                 Unamended Terms of Agreement Remain in Effect.  Except as expressly amended hereby, the remaining terms of the Agreement shall remain in full force and effect.

3.2                                 Entire Agreement.  The Agreement, as amended by this Fourth Amendment, constitutes the entire agreement between LICENSOR and COMPANY regarding the subject matters contained herein.

3.3                                 Conflicts.  In the event of any conflict between the provisions of the Agreement and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control.

3.4                                 Governing Law.  This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia without regard to its conflicts of laws principles.

3.5                                 Counterparts.  This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

3.6                                 Survival of Provisions.  If any provision of this Fourth Amendment is for any reason held to be ineffective, unenforceable or illegal, such condition shall not affect the validity or enforceability of any of the remaining portions hereof; provided, further, that the parties shall negotiate in good faith to replace any ineffective, unenforceable or illegal provision with an effective replacement as soon as is practical.

IN WITNESS WHEREOF, LICENSOR and COMPANY have each executed this Fourth Amendment through an authorized officer as of the date first written above.

EMORY UNIVERSITY

By:	/s/ Todd Sherer

Its:	Asst. V.P. & Director OTT

Date:	4-20-04

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan

Its:	Executive VP and CFO

Date:	April 19, 2004

Exhibit C

Global Access Program Countries

Algeria	Kenya	Togo
Angola	Lesotho	Tunisia
Benin	Liberia	Uganda
Botswana	Libya	Zambia
Burkina Faso	Madagascar	Zimbabwe
Burundi	Malawi
Cameroon	Mali
Cape Verde	Mauritania	Afghanistan
Central African Republic	Mauritius	The Bahamas
Chad	Morocco	Bangladesh
Comoros	Mozambique	Bhutan
Congo-Brazzaville	Namibia	Cambodia
Cote d’Ivoire	Niger	Guyana
Democratic Republic of Congo	Nigeria	Haiti
Djibouti	Rwanda	Kiribati
Egypt	Sao Tome & Principe	Laos
Equatorial Guinea	Senegal	Maldives
Eritrea	Seychelles	Myanmar
Ethiopia	Sierra Leone	Nepal
Gabon	Somalia	Samoa
Gambia	South Africa	Solomon Islands
Ghana	Sudan	Tuvalu
Guinea	Swaziland	Vanuatu
Guinea Bissau	Tanzania	Yeman